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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 33-66832, 33-52820, 33-80911, 333-12169 and 333-62059)
pertaining to the 1991 Stock Plan, the 1992 Stock Plan, the 1995 Equity Incentive Plan, the 1995 Non-Employee Director Stock Option Plan, and the Employee Stock Purchase Plan and in the Registration Statements (Forms S-3, No. 33-60526, 333-52471, 333-62309, 333-77543, 333-81481, 333-84487, 333-85673, and
333-30938) of SciClone Pharmaceuticals, Inc. of our report dated January 28, 2000, with respect to the consolidated financial statements of SciClone Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
March 28, 2000

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